Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 24, 2006
Contacts:	Ken Taylor, EVP/CFO Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD QUARTERLY AND FIRST-HALF EARNINGS

Porterville, CA – July 24, 2006 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record financial results for the second quarter and first half of 2006. Net income for the second quarter was $5.1 million, a 36% increase relative to the second quarter of the prior year. Diluted earnings per share were $0.50 for the quarter, an increase of 39% in comparison to diluted earnings per share of $0.36 in the second quarter of 2005. Net income for the first half was $9.5 million, also a 36% increase compared to the prior year. Diluted earnings per share for the half were $0.93, which is 39% higher than in the first half of 2005.

Sierra Bancorp generated a second quarter return on average equity of 24.7% in 2006 versus 20.2% in 2005, while return on assets was 1.8% for the second quarter of 2006 as compared to 1.5% in the second quarter of 2005. The Company’s return on average equity was 23.6% in the first half of 2006 compared to 19.3% in the same period last year, and its return on average assets was 1.8% in the first half of 2006 and 1.4% in the first half of 2005.

“We’re delighted with the high level of performance achieved thus far in 2006,” commented James C. Holly, President and CEO. “A variety of factors have contributed,” Holly explained, “but underpinning our growth and profitability are a culture of innovation and flexibility and the efforts of a highly-motivated and well-qualified staff. We will continue to promote a positive team environment for our employees going forward, which we expect will have a favorable impact on customer service and will ultimately benefit our shareholders.”

Financial Highlights

The Company’s improved operating results in 2006 are primarily due to higher net interest income resulting from growth in average earning assets and an elevated net interest margin. Average interest-earning assets were $107 million higher in the second quarter of 2006 than in the second quarter of 2005, and $82 million higher in the first half of 2006 than in the first half of 2005. The increase is due almost exclusively to organic growth in commercial and real-estate loan and lease balances.

The Company’s net interest margin was 5.73% for the second quarter of 2006 versus 5.49% in the second quarter of 2005, and 5.78% in the first half of 2006 as compared to 5.46% in the first half of 2005. The Company’s balance sheet is asset-sensitive, and the net interest margin tends to increase as short-term interest rates rise. The net interest margin was also favorably impacted by a drop in non-performing assets, which declined to $737,000 at June 30, 2006 from $5.8 million at June 30, 2005. Partially offsetting these positive factors is the

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Sierra Bancorp Financial Results

July 24, 2006

fact that loan growth in 2006 has been funded by relatively high-cost brokered deposits and borrowed money.

Although strong loan growth and an expanding net interest margin were key factors in the Company’s performance, growth in non-interest income and a slight drop in non-interest operating expenses also contributed. Non-interest income grew by 23% for the quarter and 13% for the half, due principally to higher service charges on deposits. The increase for the half was tempered by a $547,000 drop in loan sale income caused by the bulk sale of $21 million in mortgage loans at a gain of over $500,000 in the first quarter of the prior year, although that quarter also includes a $330,000 write-down of the Company’s investment in Diversified Holdings, Inc., a title insurance holding company.

Non-interest expenses were kept in check mainly because of lower marketing, consulting, legal, and audit costs, and because the prior year includes a $200,000 charge to write-down a foreclosed property. Salaries and benefits were about 4% higher for the quarter and the half, due to normal annual increases and the addition of staff for our two newest branches. The increase in salaries would have been higher if not for the deferral of loan origination costs, which increased by $228,000, or 26%, for the quarter, and by $405,000, or 25%, for the half. Occupancy expense increased by 7% for the quarter and 5% for the half, also as the result of the new branches.

To provide consistency with 2006 financial reporting there were several reclassifications of 2005 income statement amounts, including but not necessarily limited to the following: Dividends received on restricted stock totaling $128,000 for the quarter and the half were moved out of interest income and into other non-interest income; late charge income of $50,000 for the quarter and $102,000 for the half was reclassified from service charges on deposits to other non-interest income; the $330,000 write-down of Diversified Holdings was reclassified from a loss on investment to a reduction of other non-interest income; and tax credit partnership losses totaling $293,000 for the quarter and $484,000 for the half were reclassified from other non-interest expenses to a reduction of other non-interest income.

During the second quarter of 2006 gross loan and lease balances grew by $40 million, or 5%, which comes on the heels of a first quarter increase of $54 million, or 7%. The total increase in loan balances for the half was thus $94 million, or 13%, most of which was in real-estate loans and commercial loans. Management anticipates that loan growth will taper off in the latter half of the year, to approximately $7 million to $10 million per month.

Total non-performing assets declined slightly, from $842,000 at the end of 2005 to $737,000 at June 30, 2006. While other real estate owned dropped to zero, non-accruing loans more than doubled during the period due to the addition of an unsecured loan of close to $500,000. The collection potential of the loan is currently in question, thus it has been fully reserved. Despite this addition, total non-performing assets remain relatively low at 0.06% of total assets, as compared to 0.58% a year ago. Net charge-offs also increased to $820,000 for the quarter and $903,000 for the half, due primarily to the second quarter charge-off of one $400,000 commercial loan where the borrower was not able to provide sufficient evidence of ability to repay principal. Management does not feel that these events are indicative of declining credit quality in the loan portfolio as a whole.

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Sierra Bancorp Financial Results

July 24, 2006

Aggregate deposit balances increased by $16 million, or 2%, from the end of 2005 to June 30, 2006. Time certificates of deposit increased by $6 million during the half, but would have dropped by $25 million if not for the addition of $31 million in brokered deposits. Non-interest demand deposits were down by about $10 million, and combined NOW/savings deposits fell by about $8 million. Money market account balances, on the other hand, increased by $27 million, due mainly to growth in the Company’s new on-balance sheet sweep account.

The remainder of the funding for the Company’s first half loan growth came in the form of other borrowed money: Overnight borrowings from correspondent banks and the Federal Home Loan Bank (FHLB) increased by $27 million; other FHLB borrowings increased by a net $41 million; and junior subordinated debentures increased by $15 million. The increase in junior subordinated debentures is related to the recent issuance of trust-preferred securities (TRUPS) by Sierra Capital Trust III, a wholly-owned trust subsidiary of the Company. These recently-issued TRUPS will likely be used to retire higher-cost TRUPS that were issued in late 2001 and become callable in December 2006.

“Our financial performance this year has been considerably better than originally anticipated, largely because of the relatively rapid growth in earning assets in the first half of the year,” stated Ken Taylor, Executive Vice President and Chief Financial Officer. “While not discouraging loan growth for the remainder of the year, we have been shifting more energy toward core deposits in an effort to promote more balanced growth,” Taylor noted. He explained that a new on-balance sheet sweep product, an enhanced deposit product line-up, the anticipated addition of remote deposit capture capabilities in the latter half of the year, a deposit incentive program for branch loan officers, and increased promotional efforts should all contribute to future deposit growth.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 29th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.15 billion in total assets and currently maintains twenty branch offices, an agricultural credit center, and an SBA center. In June 2005, Sierra Bancorp was added to the Russell 2000 index based on relative growth in market capitalization.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

July 24, 2006

CONSOLIDATED INCOME STATEMENT (in $000’s, unaudited)	3-Month Period Ended:			6-Month Period Ended:
	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Interest Income	$19,864	$15,227	30.5%	$37,883	$29,886	26.8%
Interest Expense	5,744	3,078	86.6%	10,284	5,909	74.0%

Net Interest Income	14,120	12,149	16.2%	27,599	23,977	15.1%
Provision for Loan & Lease Losses	1,049	900	16.6%	2,099	1,900	10.5%

Net Int after Provision	13,071	11,249	16.2%	25,500	22,077	15.5%
Service Charges	1,519	1,307	16.2%	2,994	2,566	16.7%
Loan Sale & Servicing Income	7	9	-22.2%	20	567	-96.5%
Other Non-Interest Income	1,320	1,006	31.2%	2,401	1,656	45.0%
Gain (Loss) on Investments	—	—	0.0%	—	—	0.0%

Total Non-Interest Income	2,846	2,322	22.6%	5,415	4,789	13.1%
Salaries & Benefits	3,920	3,753	4.4%	8,111	7,819	3.7%
Occupancy Expense	1,602	1,499	6.9%	3,150	2,996	5.1%
Other Non-Interest Expenses	2,688	2,962	-9.3%	5,298	5,943	-10.9%

Total Non-Interest Expense	8,210	8,214	0.0%	16,559	16,758	-1.2%
Income Before Taxes	7,707	5,357	43.9%	14,356	10,108	42.0%
Provision for Income Taxes	2,608	1,606	62.4%	4,807	3,096	55.3%

Net Income	$5,099	$3,751	35.9%	$9,549	$7,012	36.2%

Tax Data
Tax-Exempt Muni Income	$515	$363	42.0%	$990	$697	42.1%
Tax-Exempt BOLI Income	$251	$108	132.9%	$436	$361	20.7%
Interest Income - Fully Tax Equiv	$20,141	$15,414	30.7%	$38,416	$30,245	27.0%
Net Charge-Offs (Recoveries)	$820	$(232)		$903	$(41)

PER SHARE DATA (unaudited)	3-Month Period Ended:			6-Month Period Ended:
	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Basic Earnings per Share	$0.52	$0.38	36.8%	$0.98	$0.72	36.1%
Diluted Earnings per Share	$0.50	$0.36	38.9%	$0.93	$0.67	38.8%
Common Dividends	$0.13	$0.11	18.2%	$0.26	$0.22	18.2%
Wtd. Avg. Shares Outstanding	9,765,599	9,813,400		9,759,300	9,768,676
Wtd. Avg. Diluted Shares	10,269,671	10,408,054		10,270,221	10,396,971
Book Value per Basic Share (EOP)	$8.55	$7.80	9.6%	$8.55	$7.80	9.6%
Tangible Book Value per Share (EOP)	$7.99	$7.24	10.4%	$7.99	$7.24	10.4%
Common Shares Outstanding (EOP)	9,756,287	9,817,505		9,756,287	9,817,505

KEY FINANCIAL RATIOS (unaudited)	3-Month Period Ended:			6-Month Period Ended:
	6/30/2006	6/30/2005		6/30/2006	6/30/2005
Return on Average Equity	24.74%	20.17%		23.62%	19.27%
Return on Average Assets	1.82%	1.50%		1.76%	1.41%
Net Interest Margin (Tax-Equiv.)	5.73%	5.49%		5.78%	5.46%
Efficiency Ratio (Tax-Equiv.)	47.24%	56.14%		48.99%	56.77%
Net C/O’s to Avg Loans (not annualized)	0.10%	-0.03%		0.12%	-0.01%

AVERAGE BALANCES (in $000’s, unaudited)	3-Month Period Ended:			6-Month Period Ended:
	6/30/2006	6/30/2005	% Change	6/30/2006	6/30/2005	% Change
Average Assets	$1,121,145	$1,003,570	11.7%	$1,091,353	$1,001,244	9.0%
Average Interest-Earning Assets	$1,008,499	$901,637	11.9%	$981,010	$898,869	9.1%
Average Gross Loans & Leases	$812,196	$691,656	17.4%	$784,308	$692,216	13.3%
Average Deposits	$824,058	$776,130	6.2%	$818,839	$765,645	6.9%
Average Equity	$82,668	$74,576	10.9%	$81,514	$73,383	11.1%

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Sierra Bancorp Financial Results

July 24, 2006

STATEMENT OF CONDITION (in $000’s, unaudited)	End of Period:
	6/30/2006	12/31/2005	6/30/2005	Annual Chg
ASSETS
Cash and Due from Banks	$49,444	$50,147	$37,335	32.4%
Securities and Fed Funds Sold	191,867	193,676	210,643	-8.9%
Agricultural	11,142	9,898	13,200	-15.6%
Commercial & Industrial	129,991	110,683	108,914	19.4%
Real Estate	606,656	537,182	498,247	21.8%
SBA Loans	27,254	24,190	21,991	23.9%
Consumer Loans	52,150	51,006	50,314	3.6%
Consumer Credit Card Balances	8,051	8,401	8,321	-3.2%

Gross Loans & Leases	835,244	741,360	700,987	19.2%
Deferred Loan Fees	(3,077)	(2,250)	(1,306)	135.6%

Loans & Leases Net of Deferred Fees	832,167	739,110	699,681	18.9%
Allowance for Loan & Lease Losses	(10,526)	(9,330)	(10,783)	-2.4%

Net Loans & Leases	821,641	729,780	688,898	19.3%
Bank Premises & Equipment	18,440	18,055	17,138	7.6%
Other Assets	67,112	61,028	56,672	18.4%

Total Assets	$1,148,504	$1,052,686	$1,010,686	13.6%

LIABILITIES & CAPITAL
Demand Deposits	$272,455	$282,451	$256,478	6.2%
NOW / Savings Deposits	133,267	140,989	142,136	-6.2%
Money Market Deposits	133,922	107,045	118,336	13.2%
Time Certificates of Deposit	291,685	285,186	266,740	9.4%

Total Deposits	831,329	815,671	783,690	6.1%
Subordinated Debentures	46,392	30,928	30,928	50.0%
Other Interest-Bearing Liabilities	173,815	113,861	109,083	59.3%

Total Deposits & Int.-Bearing Liab.	1,051,536	960,460	923,701	13.8%
Other Liabilities	13,507	13,463	10,406	29.8%
Total Capital	83,461	78,763	76,579	9.0%

Total Liabilities & Capital	$1,148,504	$1,052,686	$1,010,686	13.6%

CREDIT QUALITY DATA (in $000’s, unaudited)	End of Period:
	6/30/2006	12/31/2005	6/30/2005	Annual Chg
Non-Accruing Loans	$737	$309	$3,938	-81.3%
Over 90 Days PD and Still Accruing	—	—	1	-100.0%
Other Real Estate Owned	—	533	1,899	-100.0%

Total Non-Performing Assets	$737	$842	$5,838	-87.4%

Non-Perf Loans to Total Loans	0.09%	0.04%	0.56%
Non-Perf Assets to Total Assets	0.06%	0.08%	0.58%
Allowance for Ln Losses to Loans	1.26%	1.26%	1.54%

OTHER PERIOD-END STATISTICS (unaudited)	End of Period:
	6/30/2006	12/31/2005	6/30/2005
Shareholders Equity / Total Assets	7.3%	7.5%	7.6%
Loans / Deposits	100.5%	90.9%	89.4%
Non-Int. Bearing Dep. / Total Dep.	32.8%	34.6%	32.7%

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